**The Street**

**December 5, 2018**

Eric Lundberg

Dear Eric,

**RE: Promotion, Stay Bonus**

As you are aware, TheStreet, Inc. (the "***Company***") intends to enter into a transaction to sell assets representing the B2B portion of the Company (the "***B2B Sale***"). Following the B2B Sale, the Company will continue to operate the B2C portion of the Company (the "***B2C Business***").

1. **Promotion; Salary; Bonus Target**. Contingent upon and effective as of the completion of the B2B Sale (the "***B2B Closing Date***"), the Company desires to promote you to Acting Chief Executive Officer and Chief Financial Officer. In recognition of the increased duties and responsibilities associated with the promotion, the Company has approved an increase in your annual base salary to $450,000 effective as of the B2B Closing Date. Your target bonus percentage will remain 50% of your annual base salary for the 2019 fiscal year. Solely for the bonus program implemented for the 2019 fiscal year, the determination of the bonus achievement will be split 50%/50% between individual performance and Company-based financial; provided that if you remain employed by the Company through December 31, 2019, your achievement against your individual performance metric shall not be less than 100% achievement.

2. **Retention Bonuses.** Subject to your execution of this letter agreement (the "***Agreement***"), contingent upon the consummation of the B2B Sale and your acceptance of the terms set forth herein, the Company has decided to provide you with the opportunity to earn three (3) separate cash awards under the terms of the 2007 Performance Incentive Plan, as amended from time to time (the "***2007 Plan***"), as an incentive for your continued service and dedication to the Company following the B2B Closing Date, as set forth below:

- First, a cash award of $300,000 (the "***First Cash Award***") payable in a single lump sum upon the six (6) month anniversary of the B2B Closing Date (the "***First Retention Date***"), subject to your continued employment with the Company through the First Retention Date; and

- Second, a cash award of $300,000 (the "***Second Cash Award***") payable in a single lump sum upon the twelve (12) month anniversary of the B2B Closing Date (the "***Second Retention Date***") and in all cases payable during calendar year 2020, subject to your continued employment with the Company through the First Retention Date.

- Third, a cash award of $200,000 (the "***Third Cash Award***" and together with the First Cash Award and the Second Cash Award, the "***Cash Awards***") payable in twelve (12)

monthly installments with the first installment being made on the first payroll following the B2B Closing Date and monthly thereafter for the next eleven (11) months (each installment, a "***Payment Date***"), subject to your continued employment with the Company through each Payment Date.

If the Company terminates your employment for any reason or you resign for Good Reason (as defined in the Transaction Severance Agreement between you and the Company dated May 18, 2018 (the "***Transaction Severance Agreement***"), as modified herein), prior to the First Retention Date, as soon as practicable following your termination date the Company will pay you the First Cash Award and the Second Cash Award will be paid as soon as practicable after the Second Retention Date (and in all cases, during calendar year 2020), subject to your execution of a Release pursuant to and subject to the requirements set forth in Section 15 of the Transaction Severance Agreement. If you voluntarily terminate your employment without Good Reason prior to the First Retention Date, you will forfeiture your right to any portion of the Cash Awards that are payable after the date of your termination of employment. If the Company terminates your employment without Cause (as defined in the Transaction Severance Agreement) or you resign for Good Reason prior to the final Payment Date for the Third Cash Award, as soon as practicable following your termination date the Company will pay you any unpaid portion of the Third Cash Bonus, subject to your execution of a Release pursuant to and subject to the requirements set forth in Section 15 of the Transaction Severance Agreement.

Subject to any earlier payment provisions in the preceding paragraph, the First Cash Award and the Second Cash Award will be paid as soon as practical following the First Retention Date and the Second Retention Date, as applicable, less applicable withholdings and deductions. The Third Cash Award will be paid in installments as set forth above.

Your Cash Awards will also be conditioned on your not disclosing the existence of this agreement or the terms hereunder (other than to your spouse, legal counsel or financial advisor) or any Confidential Information during your employment with the Company or thereafter to any individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity other than the Company or its affiliates, except with the prior written consent of the Company or its affiliates, as may be required by law or court or administrative order (in which event you must notify the Company as promptly as practicable of such disclosure), or in the performance of your duties on behalf of the Company.

For purposes of this agreement, the term "***Confidential Information***" will mean any information including without limitation plans, specifications, models, samples, data, customer lists, customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company's current business or future business contemplated during your employment with the Company, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary. Such Confidential Information will not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by you, or (b) was available to or became known to you prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company).

3. **Waiver of Good Reason; Existing Severance Benefits.** You explicitly acknowledge and agree that effective as of the B2B Closing Date, you do not have the right, and shall not resign, for Good Reason under, and within the meaning set forth in, the Transaction Severance Agreement. Further, you acknowledge and agree that your right to resign for Good Reason hereunder following the B2B Closing Date shall be determined based on reference to your authority, duties and responsibilities as in effect immediately following the B2B Closing Date. As consideration for the Cash Awards, you agree to forfeit and otherwise waive you right to the severance benefits described in Section 1 of the Transaction Severance Agreement and the cash severance in Section 1 of the Severance Agreement between you and the Company dated January 19, 2016 (the "***Severance Agreement***").

4. **COBRA Benefits**. Following your termination of employment for any reason following the B2B Closing Date, you will be entitled to the Company-paid continuation coverage benefits described in Section 1(a)(2) of the Transaction Severance Agreement (the "***COBRA Benefits***") following your termination of employment.

5. **At Will Status**. Your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

6. **Section 409A; Bonus Program**. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("***Section 409A***") so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. In the event that your Cash Award is deemed to be "Deferred Compensation" within the meaning of Section 409A, and the time period in which you must sign and not revoke the Release spans two calendar years, such Cash Award will be paid on the first payroll date in the second calendar year.

The Cash Awards are intended to be a "bonus program" as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

The Cash Awards shall be satisfied from the general assets of the Company and no provision under this agreement shall require the Company to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. You shall have no rights under this agreement other than as unsecured general creditors of the Company.

7. **Prior Agreements; Amendment**. This agreement contains all of the understandings and representations between the Company and you relating to the Cash Awards and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus (excluding any retention bonus you are entitled to upon the consummation of the B2B Sale, which shall be paid in accordance with its terms on the B2B Closing Date); provided, however, that this letter agreement shall not supersede any other agreements between the Company and you except as explicitly stated herein, and specifically your offer letter dated January 19, 2016, the Severance Agreement and your Transaction Severance Agreement shall remain in full force and effect. This Agreement may not be amended or modified unless in writing signed by both the Company and you.

We appreciate your hard work and continued efforts on behalf of the Company. Please contact me if you have any questions about this Agreement or anything else relating to the Cash Awards.

**THESTREET, INC.**

By: _______________

Printed Name: David Callaway

Title: Chief Executive Officer

Date: 12/6/18

**ERIC LUNDBERG**

_______________

Date: _______________